STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 31st day of January, 1995 by and between SDNB FINANCIAL CORP., a California corporation (the "Company"), and WHITMAN HEFFERNAN & RHEIN WORKOUT FUND II, L.P., a New York limited partnership, and WHITMAN HEFFERNAN & RHEIN WORKOUT FUND II-A, L.P., a New York limited partnership (collectively "Investor").

     THE PARTIES HEREBY AGREE AS FOLLOWS:

                                   ARTICLE I

                           PURCHASE AND SALE OF STOCK

     1.1 Sale and Issuance of Common Stock.

     1.1.1 Subject to the terms and conditions of this Agreement, Investor agrees to purchase and the Company agrees to sell and issue to Investor shares of the Company's common stock, no par value (the "Common Stock") as follows:

          (a) At the Initial Closing (as hereinafter defined), Five Hundred Ten Thousand, One Hundred Twenty-One (510,121) shares of the Company's Common Stock allocated between each of the parties comprising Investor as set forth on Schedule I annexed hereto at a price (the "Purchase Price") of Four Dollars Thirty-Four Cents ($4.34) per share (the "Initial Investment"); and

          (b) At the Second Closing (as hereinafter defined), that number of additional shares determined pursuant to Section 1.3 below (the "Additional Investment") allocated between each of the parties comprising Investor as set forth on Schedule I annexed hereto at a price equal to the Purchase Price.

     1.2 Initial Investment. The number of shares to be purchased by Investor is calculated to insure that, in compliance with applicable regulatory requirements, the amount invested will not exceed 24.9% of the issued and outstanding shares of Common Stock of the Company after purchase by Investor.

     1.2.1 Regulatory Approval. The obligations of Investor hereunder are subject to and conditional upon approval of the transaction contemplated hereof of Bank Regulators (as hereinafter defined).

     1.3 Rights Offering to Existing Shareholders; Additional Investment. Immediately after the Initial Closing, the Company will prepare and file with the Securities and Exchange Commission (the

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"SEC") a registration statement on Form. S-3 whereby it offers its existing shareholders, other than Investor, the right to purchase additional shares of Common Stock of the Company at a price equal to the Purchase Price (the "Rights Offering"). Upon completion of such Rights Offering, the Investor will purchase, and the Company shall issue and sell, at the Purchase Price, such additional Shares of Common Stock so that after the completion of the Rights Offering Investor owns an aggregate of 24.9% of the issued and outstanding shares of Common Stock of the Company.

     1.4 "Most Favored Nation." If, at any time after the Initial Closing but prior to the Initial Closing, the Company shall issue any shares of its Common Stock or any debt or equity security convertible into its Common Stock, or shall grant any option, warrant or similar right to purchase any Common Stock and the purchase price, conversion price or exercise price, as the case may be, is less than the Purchase Price, then the Purchase Price shall automatically be reduced to such lower purchase price, conversion price or exercise price. None of the foregoing is intended to apply to the issuance of any shares of Common Stock pursuant to the exercise of any option outstanding prior to the date hereof (all of which are listed on Exhibit A attached hereto), or the grant of any option or warrant pursuant to the Company's existing Stock Option Plans.

     1.4.1 If, at any time prior to the Second Closing, the Company shall issue any shares of its Common Stock or any debt or equity security convertible into its Common Stock, or shall grant any option, warrant or similar right to purchase any Common Stock and the purchase price, conversion price or exercise price, as the case may be, is less than the Purchase Price, then the Purchase Price with respect to the Common Stock to be issued at the Second Closing shall automatically be reduced to such lower purchase price, conversion price or exercise price. In addition, the Investor shall be entitled to a credit against the amount due on account of the Additional Investment equal to the excess of the Purchase Price for the Initial Investment over the Purchase Price for the Additional Investment as adjusted pursuant to the provisions of this paragraph, multiplied by the number of shares of Common Stock acquired at the Initial Closing. None of the foregoing is intended to apply to the issuance of any shares of Common Stock pursuant to the exercise of any option outstanding prior to the date hereof (all of which are listed on Exhibit A attached hereto), or the grant of any option or warrant pursuant to the Company's existing Stock Option Plans.

     1.5 Closing.

     1.5.1 The purchase and sale of the Initial Investment in the Company's Common Stock shall take place at the offices of the Company, 1420 Kettner Boulevard, Seventh Floor, San Diego, California 92112, at 10:00 a.m. local time, on the tenth business

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day after the satisfaction or waiver of the latest to occur of the conditions precedent set forth in Article IV hereof, or at such other time and place as the Company and Investor mutually agree upon (which time and place are designated as the "Initial Closing" or "Initial Closing Date"). At the Initial Closing, the Company shall deliver to Investor certificates representing the Common Stock which Investor is purchasing against payment to the Company by Investor by federal funds of the Purchase Price therefor.

     1.5.2 The purchase and sale of the Additional Investment shall take place at the offices of the Company, 1420 Kettner Boulevard, Seventh Floor, San Diego, California 92112, at 10:00 a.m. local time, on the tenth business day after the latest to occur of the following: (i) the completion of the Rights Offering,
(ii) the satisfaction or waiver of all conditions precedent set forth in Article IV hereof, and (iii) the receipt by Investor of notice that the conditions of clauses (i) and (ii) above have been satisfied is received by Investor, or at such other time and place as the Company and Investor mutually agree upon (which time and place are designated as (the "Second Closing or Second Closing Date"). At the Second Closing, the Company shall deliver to Investor certificates representing the Common Stock which Investor' is purchasing against payment to the Company by Investor by federal funds of the Purchase Price therefor.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Investor that, except as set forth on the Disclosure Schedule furnished to Investor and annexed hereto and specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

     2.1 Corporate Existence. The Company is a corporation duly organized, validly existing, and in good standing under the laws of California. San Diego National Bank, a wholly owned subsidiary of the Company ("SDNB") is a national bank duly organized, validly existing and in good standing under the laws of the United States. Both the Company and SDNB have all necessary corporate powers to own their respective properties and to operate their respective business as now owned and operated by each of them. Neither the ownership of their properties nor the nature of their business requires the Company or SDNB to be qualified in any jurisdiction other than the state of its incorporation.

     2.2 Capital Structure. The authorized Common Stock of the Company consists of 15,000,000 shares of Common Stock, without par value, of which 1,538,364 shares are presently issued and outstanding. All the shares of Common Stock are validly issued,

                              Page 14 of 62 Pages

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fully paid, and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws. Except for the Letter of Intent elated November 17, 1994 between the parties hereto and as set forth on Exhibit A and the Disclosure Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue additional shares of its Common Stock.

     2.3 Subsidiaries. The Company owns all of the outstanding Common Stock of SDNB and all of such shares are fully paid, non-assessable and not subject to any preemptive rights and are owned by the Company free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of such shares. The Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any other corporation, partnership, business trust, or other entity other than as set forth in the Disclosure Schedule.

     2.4 Financial Statements. The Company has delivered to Investor true and complete copies of (a) the balance sheets of the Company at December 31, 1991, 1992, and 1993, and the related statements of income, cash flow and changes in shareholders equity for the fiscal years then ended, audited by Coopers & Lybrand, the Company's independent certified accountants; and (b) an unaudited balance sheet of the Company at June 30, 1994 and September 30, 1994, and related statements of income and cash flow and changes in shareholders equity for the fiscal quarters then ended, all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (collectively clauses (a) and (b), the "Financial Statement.-3"). Such balance sheets, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company at the dates indicated and such statements of income, cash flow and changes in shareholders equity fairly present the results of operations, cash flow and changes in shareholders equity, of the Company for the periods indicated therein, subject in the case of the statements of income and cash flow for the quarters ended June 30, 1994 and September 30, 1994, to normal year-end audit adjustments.

     2.5 Existing Conditions. Since December 31, 1993, there has not been any:

     (1) Transaction by the Company or SDNB except in the ordinary course of business as conducted on that date;

     (2) Capital expenditure by the Company or SDNB exceeding $275,000;

                              Page 15 of 62 Pages

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     (3) Material adverse change in the financial condition, liabilities, assets, business, or prospects of the Company or SDNB;

     (4) Destruction, damage to, or loss of any asset of the Company or SDNB (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of the Company or SDNB;

     (5) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company or SDNB except for the adoption of FAS 115, effective January 1, 1994;

     (6) Revaluation by the Company or SDNB of any of its assets except for the adjustments required by FAS 115;

     (7) Declaration, setting aside, or payment of a dividend or other distribution in respect to the Common Stock of the Company or SDNB, or any direct or indirect redemption, purchase, or other acquisition by the Company or SDNB of any, of their shares of Common Stock;

     (8) Except for normal periodic increases in the ordinary course of business consistent with past practices, increases: in the salary or other compensation payable or to become payable by the Company or SDNB to any of their respective officers, directors, or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by the Company or SDNB, of a bonus or other additional salary or compensation to any such person;

     (9) Sale or transfer of any asset of the Company or SDNB, except in the ordinary course of business;

     (10) Amendment or termination of any material contract, agreement, or license to which the Company or SDNB is a party, except in the ordinary course of business;

     (11) Except in the ordinary course of business, any loan by the Company or SDNB to any person or entity, or guaranty by the Company or SDNB of any loan;

     (12) Mortgage, pledge, or other encumbrance of any asset of the Company or SDNB;

     (13) Waiver or release of any right or claim of the Company or SDNB, except in the ordinary course of business;

     (14) Agreement by the Company or SDNB to do any of the things described in the preceding clauses (1) through (14);

                              Page 16 of 62 Pages

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     (15) Other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets, liabilities, or prospects of the Company or SDNB.

     2.6 Liabilities. Neither the Company nor SDNB has any liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected and reserved against in the Financial Statements, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Financial Statements, and (iii) liabilities arising under contracts, letters of credit, purchase orders, licenses, permits, purchase agreements and other agreements, business arrangements and commitments described in the Disclosure Schedule or which are of the type described in
Section 2.15 but which because of the dollar amount or other qualifications are not required to be listed in the Disclosure Schedule.

     2.7 Tax and Other Returns and Audits. Within the times and in the manner prescribed by law, the Company and SDNB have filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. The federal income tax and California tax returns of the Company and SDNB have not been audited by the Internal Revenue Service and the California Franchise Tax Board, respectively. The provisions for taxes reflected in the Financial Statements as of December 31, 1993, are adequate for any and all federal, state, county, and local taxes for the period ending on the date and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by the Company or SDNB.

     2.8 Leases. All leases to which the Company and SDNB are a party are valid and in full force, and there does not exist any default or event that, with notice or lapse of time, or both, would constitute a default under any of these leases.

     2.9 Proprietary Rights. The Company and SDNB have sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for their respective business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Neither the Company nor SDNB has received any communications alleging that the Company or SDNB have violated or, by conducting their respective businesses as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets, information or other proprietary rights of any other person or entity.

                              Page 17 of 62 Pages

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     2.10 Disclosure. The Company has fully provided Investor with all the material information which Investor has requested for deciding whether to purchase the Company's Common Stock and all information reasonably necessary to enable Investor to make such decision.

     2.11 Information. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

     2.12 Insurance. The Company and SDNB have in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow each of them to replace any of their respective properties that might be damaged or destroyed. The Company and SDNB also maintain worker's compensation and other insurance required by law.

     2.13 Minute Books. The minute books of the Company and SDNB made available to counsel for Investor contain a complete summary of all meetings of directors, committees and shareholders for the last three (3) years and reflect all transactions referred to in such minutes accurately in all material respects.

     2.14 Title to Assets; Condition of Tangible Assets. The Company and SDNB have good and marketable title to their respective assets and interests in assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the business of the Company and SDNB. All these assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (1) those disclosed in the Financial Statements; (2) the lien of current taxes not yet due and payable; and
(3) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations. All tangible personal property of the Company and SDNB is in good operating condition and repair, ordinary wear and tear excepted. The Company and SDNB are in possession of all premises leased by them from others.

     2.15 Contracts and Commitments. Neither the Company, nor SDNB is a party to, nor is the property of the Company or SDNB bound by, any agreement, indenture, mortgage, deed of trust:, or lease not entered into in the ordinary course of business; there is no default or event that, with notice or lapse of time or both, would constitute a default by any party to any agreements to which the Company or SDNB is a party. Neither the Company nor SDNB has

                              Page 18 of 62 Pages

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received written notice that any party to any agreements to which the Company or
SDNB is a party intends to cancel or terminate any such agreements or to exercise or not exercise any options under any such agreements. Neither the Company nor SDNB is a party to, nor is the property of the Company or SDNB bound by, any agreement that was materially adverse to the business, properties, or financial condition of the Company or SDNB when entered into.

     2.16 Compliance with Laws. The Company and SDNB and the conduct of the business of each of them is in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state or local, except where the failure to comply would not have a material adverse effect on the business or financial condition of the Company or SDNB. Except as set forth in the Disclosure Schedule, neither the Company nor SDNB has received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws where the failure to comply would have a material adverse effect on the business or financial condition of the Company, or SDNB, and neither the Company nor SDNB has reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which would, in any one case or in the aggregate, have a material adverse effect on. the business or financial condition of the Company or SDNB.

     2.17 Litigation. Except as set forth in the Disclosure Schedule, there is not pending, or, to the best knowledge of the Company or SDNB, threatened, any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting the Company or SDNB, or any of their respective businesses, assets, or financial condition. Neither the Company nor SDNB is in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

     2.18 Validity of Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (1) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Incorporation or ByLaws of the Company or SDNB, or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Company or SDNB is a party or by which either of them or the property of either of them is bound; (2) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Company or SDNB; or (3) the creation or imposition of any lien, charge, or encumbrance on any of the properties; or assets or interests in assets of the Company or SDNB.

                              Page 19 of 62 Pages

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     2.19 Corporate Power; Authorization. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by the Company or SDNB in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby except for: (A) the approval of the Board of Governors of the Federal Reserve System Under the Bank Holding Act of 1956, as amended; (B) FDIC (?); (C) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company's shareholders to be held in connection with this Agreement and the transactions contemplated hereby; and (D) the approval of the Company's shareholders as provided herein.

     2.20 Employee Benefit Plans.

     (1) A "Company Employee Plan" shall mean each "employee benefit plan," as such term is defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time ("ERISA"), established by the Company, any of its subsidiaries (which has the meaning given to it in Rule 12b-2 promulgated under the Exchange Act), or any ERISA Affiliates (as hereinafter defined) or under which the Company, any of' its subsidiaries, or any ERISA Affiliate contributes or under which any officer, employee, director of independent contractor or a person or any of its subsidiaries, whether former or current (collectively, "Employee") of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights with respect to service to the Company, any of its subsidiaries or any ERISA Affiliate or under which any obligation exists to issue capital stock of the Company of any of its subsidiaries. A "Company Benefit Arrangement" shall mean each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Company Employees or any beneficiaries or dependents of any Company Employees (either than directors' and officers' liability insurance policies), whether or not oral or written or insured or funded, or constituting an employment or severance agreement or arrangement with any officer or director of the Company or, any subsidiary.

     (2) Each Company Employee Plan and Company Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time (the "Code") where the failure to comply would have a material adverse

                              Page 20 of 62 Pages

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effect on the business, assets, liabilities, results of operations, condition
(financial or otherwise) or prospects of the Company and its subsidiaries. To the best of the Company's knowledge, neither the Company nor any of its subsidiaries nor any of their respective Employees nor any other disqualified person or party-in-interest with respect to any Company Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in section 4975 of the Code or Section 406 of ERISA, with respect to which the Company or its subsidiaries could have or has any material liability. All contributions required to be made to the Company Employee Plans and Company Benefit Arrangements have been made in a timely fashion or, to the extent such contributions have not been made in a timely fashion the liability resulting therefrom is not material. Each Company Employee Plan that is intended to be qualified under Section 401(a) or the Code and whose related trust is intended be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter with respect to its qualification and to the Company's best knowledge, nothing has occurred which could cause a loss of such qualification. Neither the Company, any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with the Company or any of its subsidiaries under Section 414(b) or (c) of the Code and the Treasury Regulations thereunder ("ERISA Affiliate") nor any subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than a liability for premiums not yet due.

     (3) With respect to each Company Employee Plan that is subject to Title IV of ERISA: (i) there has been no termination, no partial termination and no "reportable event" (as defined in Section 4043 of ERISA) with respect to any such Company Employee Plan as to which the 30-day notice requirement is not waived pursuant to Section 4043 of ERISA and regulations of the Pension Benefit Guaranty Corporation thereunder. No Company Employee Plan that is subject to
Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived.

     (4) No Company Employee Plan is a "multiemployer plan' as that term is defined in Section 3(37) of ERISA or a "multiple employer plan" described in
Section 4063(a) of ERISA, nor has the Company, any ERISA Affiliate or any subsidiary at any time since September 2, 1974, contributed to or been obligated to contribute to such a multiemployer plan or multiple employer plan.

     (5) Neither the Company nor any ERISA Affiliate has any liability under Title IV or ERISA, nor do any circumstances exist that could result in any of them having any liability under Title IV of ERISA. Neither the Company nor any subsidiary has any liability for any failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of

                              Page 21 of 62 Pages

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the Code or to the extent the Company or any subsidiary has any such liability, such liability is not material.

     (6) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Company's knowledge, threatened, with respect to any Company Employee Plan or Company Benefit Arrangement.

     (7) No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Company Employee Plan or Company Benefit arrangement to post-employment welfare benefits of any kind, including without limitation death or medical benefits (other than coverage mandated by Section 4980B of the Code.)

     (8) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the Employees of the Company or any of its subsidiaries; no such petitions have! been pending at any time within two years of the date of this Agreement, there has not been any organizing effort by any union or other group seeking to represent any Employees of the Company or any of its subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the Company's knowledge, threatened, against the Company or any of its subsidiaries, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to, the Company or any of its subsidiaries at any time within two ears of the date of this Agreement.

     (9) Neither the Company, nor any subsidiary has scheduled or agreed upon future increases of benefits levels (or creations of new benefits) with respect to any Company Employee Plan or Company Benefit Arrangement, and no such increases or creation of benefits have been proposed or made the subject of representations to Employees under circumstances which make it reasonable to expect that such increases would be granted. Except as disclosed in the Disclosure Schedule, no loan is outstanding between the Company, any Subsidiary, or any ERISA Affiliate and any Employee.

     2.21 Agreements with Bank Regulators. Except as set forth in the Disclosure Schedule, neither the Company nor SDNB is a party (or has been a party within the last 5 years) to any written agreement or memorandum of understanding with, or party to any commitment letter or similar undertaking to, or is subject to any order or directive by, any Federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in insurance of savings bank or bank deposits ("Bank Regulators"), nor has the Company or SDNB been advised by any Bank Regulator that it is contemplating issuing or

                              Page 22 of 62 Pages

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requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, commitment letter or similar undertakings.

     2.22 Binding Effect. This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable solvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

     2.23 Authorization. The Company has full power and authority to enter into this Agreement.

     2.24 Fairness. The Company has received an opinion of an investment banking firm selected by it and acceptable to Investor that the transactions contemplated by this Agreement are fair to shareholders from a financial point of view.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

     Investor hereby represents and warrants to the Company that:

     3.1 Binding Effect. This Agreement is a valid and legally binding obligation of Investor, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable solvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

     3.2 Purchase Entirely for Own Account; Authorization. The Common Stock of the Company which is to be acquired hereunder in both the Initial Closing and Second Closing i-/ill be acquired for investment for Investor's own account, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same without compliance with federal and state securities laws. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement: or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Common Stock. Investor represents that it has full power and authority to enter into this Agreement.

     3.3 Disclosure of Information. Investor has received all the

                              Page 23 of 62 Pages

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information it considers necessary or appropriate for deciding whether to purchase the Common Stock. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock. 'The foregoing, however, does not limit or modify the representations and warranties of the Company in Article II of this Agreement.

     3.4 Investment Experience. Investor is an investor in securities and acknowledges that it is able to fend for itself, can bear the economic risk and complete loss of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock.

     3.5 Restricted Securities. Investor understands that the Common Stock it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. In this connection Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     3.6 Legends. It is understood that the certificates evidencing the Common Stock may bear one or both of the following legends:

     (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

     (b) Any legend required by the laws of the State! of California.

     3.7 Accredited Investor. Investor is an accredited investor as defined in Rule 501 (a) of Regulation D of the SEC under the Securities Act and agrees not to sell, hypothecate, pledge or otherwise dispose of any interest in the Common SIX" in the United States, its territories, possessions or any area subject to its jurisdiction, or to any person who is a national thereof or resident therein (including any estate of such person), or any corporation, partnership or other entity created or organized therein, unless such Common Stock has been either registered under the Securities Act, or is exempt from the registration requirements of the

                              Page 24 of 62 Pages

Securities Act, in the opinion of the Company's counsel, and the Investor has compiled with any restrictions on transfer contained in this Agreement.

     3.8 No Ownership of Company Common Stock. As of the date hereof, except as set forth in the Letter of Intent dated November 17, 1994 between the parties, neither Investor nor, any of its subsidiaries or affiliates beneficially own, directly or indirectly, or are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any of the outstanding shares of the Common Stock of the Company.

                                   ARTICLE IV

                    CONDITIONS OF INVESTOR'S OBLIGATIONS AT
                     INITIAL CLOSING AND THE SECOND CLOSING

     The obligations of Investor under Section 1.1.1 of this Agreement are subject to the fulfillment on or before the Initial Closing and the Second Closing of each of the following conditions by the Company, the waiver of which shall not be effective against the Investor unless in writing:

     4.1 Representations and Warranties True as of Initial Closing Date and Second Closing Date. All representations and warranties by the Company in this Agreement, or in any written statement that shall be delivered to Investor under this Agreement, shall be true in all material respects on and as of the Initial Closing Date and Second Closing Date as though ]made at that time.

     4.2 Compliance with this Agreement. The Company shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Initial Closing Date and Second Closing Date.

     4.3 Compliance Certificate. The President of the Company shall deliver to Investor at the Initial Closing and Second Closing Date a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled and stating that, except as set forth in the Disclosure Schedule hereto, there has been no adverse change in the business, affairs, prospects, operations, properties, assets, liabilities or condition of the Company since December 31, 1993.

     4.4 Approval of Counsel for Investor. The form and substance of all certificates, instruments, opinions, and either documents delivered to Investor under this Agreement shall be satisfactory in all reasonable respects to Investor and its counsel.

     4.5 Opinion of Company Counsel. Investor shall have received

                              Page 25 of 62 Pages
from SHERMAN & EGGERS, P.C., counsel for the Company, an opinion, dated as of the Initial Closing and Second Closing Date, respectively, in the form attached herein as Exhibit B.

     4.6 Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (collectively, the "Consents") which are prescribed by law as necessary for the consummation of the transactions contemplated hereby other than Consents the failure to obtain which would have no material adverse effect on the consummation of the transactions contemplated hereby, taken as a whole, shall have been filed, occurred or been obtained (all such authorizations, consents, orders, approvals, declarations or filings and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), as the case may be and all such Requisite Regulatory Approvals shall be in full force and effect. None of the Requisite Regulatory Approvals shall impose any condition or restriction upon the Company, SDNB or Investor which would so materially adversely impact the business, financial condition or results of operations of the Company, SDNB or Investor as to render inadvisable, in the reasonable judgment of the Board[ of Directors of each of the Company, SDNB or Investor, the consummation of the transactions contemplated hereby (a "Burdensome Condition").

     4.7 Company is "Well Capitalized," The Company's ratios for Total Risk Based Capital, Tier 1 Risk Based Capital and Tier 1 Leverage Capital are within the "well capitalized" level as determined in accordance with Federal Reserve Bank regulations.

     4.8 No Material Adverse Change. There shall have occurred no material adverse change in, nor any condition, event or change which is reasonably likely to have a material adverse effect on the Company or its business, financial condition, or results of operations taken as a whole.

     4.9 No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby.

     4.10 Intentionally Omitted.

     4.11 Shareholder Approval. The consummation of the transactions contemplated by this Agreement shall have been approved

                              Page 26 of 62 Pages
by the affirmative vote of a majority of the votes cast by all of the holders of the outstanding shares of the Company's Common Stock entitled to vote thereat at a meeting of such holders at which a quorum is present.

     4.12 Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement attached hereto as Exhibit C.

                                   ARTICLE V

                   CONDITIONS OF THE COMPANY'S OBLIGATIONS AT
                       INITIAL CLOSING AND SECOND CLOSING

     The obligations of the Company under this Agreement are subject to the fulfillment on or before the Initial Closing and the Second Closing of each of the following conditions by Investor, the waiver of which shall not be effective against the Company unless in writing:

     5.1 Representations and Warranties True as of Initial Closing Date and Second Closing Date. All representations and warranties by Investor contained in this Agreement or in any written statement delivered by Investor under this Agreement, shall be true in all material respects on and as of the Initial Closing Date and Second Closing Date as though made at that date.

     5.2. Opinion of Counsel for Investor. Investor shall have furnished the Company with an opinion, dated the Initial Closing Date and Second Closing Date, respectively, of ANDERSON KILL OLICK & OSHINSKY, P.C., special counsel for Investor, in the form attached hereto as Exhibit D.

     5.3 Other Approvals. All Requisite Regulatory Approvals shall be in full force and effect. None of the Requisite Regulatory Approvals shall impose a Burdensome Condition upon the Company, SDNB or Investor.

     5.4 Shareholder Approval. The consummation of the transactions contemplated by this Agreement shall have been approved by the affirmative vote of a majority of the votes cast by all of the holders of the outstanding shares of the Company's Common Stock entitled to vote thereat at a meeting of such holders at which a quorum is present.

     5.5 Intentionally Omitted.

     5.6 No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending. No

                              Page 27 of 62 Pages
statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                                   COVENANTS

     6.1 Conduct of Business. During the period from the date of this Agreement and continuing until the Initial Closing and Second Closing Date, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Investor, the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization and relationships. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Company shall not:

     (a) amend its Articles of Incorporation, Bylaws or other applicable governing document;

     (b) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries or the making of any proposal which constitutes any "takeover proposal" (as defined below) or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Company after consultation with such board's counsel, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal. The Company will notify Investor immediately if any such inquiries or takeover proposals are received by, and such information is required from, or any such negotiations or discussions are sought to be initiated with, the Company. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of' the assets of, the Company or SDNB other than the transactions contemplated or permitted by this Agreement;

     (c) knowingly take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article IV not being satisfied, or in violation of any provision

                              Page 28 of 62 Pages
of this Agreement, except, in every case, as may be required by applicable law;

     (d) except as required by applicable law, knowingly -take or cause to be taken an action that could reasonably, be expected to jeopardize or delay the receipt of any of the Requisite Regulatory Approvals or which would reasonable be expected to result in any such Requisite Regulatory Approval containing a Burdensome Condition;

     (e) sell or otherwise dispose of or encumber any shares of Common Stock of SDNB;

     (f) fail to use its best efforts to keep in full force and effect its insurance in such amounts as are reasonable to cover such risks customary in relation to the character and location of its properties and the nature of its business and in any event at least equal in scope and amount of coverage of insurance carried as of the date hereof;

     (g) fail to notify the Investor promptly of its receipt of any letter, notice or other communication, whether written or oral, from any Bank Regulators advising the Company that it is contemplating issuing, requiring, or requesting any agreement, memorandum of understanding, or similar undertaking, order or directive;

     (h) fail to use its best efforts to remain in compliance with any capital or other operating requirement of any regulatory agency to which it is subject;

     (i) fail to maintain and keep its properties in as good repair and condition as of the date hereof, except for depreciation due to ordinary wear and tear;

     (j) fail to perform in all material respects all obligations required to be performed under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

     (k) enter any agreement to take any of the foregoing actions.

     6.2 Investor to File Notice of Change in Control. Investor shall promptly prepare and file a Notice of Change in Control pursuant to 12 U.S.C. SS 1817(j) with respect to the transactions contemplated hereby. Investor shall use its best efforts to obtain Requisite Regulatory Approval of such filing as soon as possible. Investor shall be free to negotiate the type of commitments required for such approval but agrees to accept,if necessary, the commitments previously negotiated with the staff of the Federal Reserve by Investor.

                              Page 29 of 62 Pages

     6.3 Access to Information. Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall (and shall cause SDNB to) afford to the officers, employees, accountants, counsel and other representatives of the Investor access, during normal business hours during the period prior to the Initial Closing, to all its properties, books, contracts, commitments and records and, during such period, the Company shall make available to Investor (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) all other information concerning its business, properties, mortgage and other loans, other :real estate owned and personnel as the Investor may reasonably request. Neither the Company nor SDNB shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Investor will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated September 17, 1993, between the Company and Investor (the "Confidentiality Agreement"). No investigation by Investor shall affect the representations and warranties set forth herein.

     6.4 Meetings of Shareholders. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "Company Shareholders' Meeting") as promptly as practicable to consider and vote upon the approval of the transactions contemplated by this Agreement and the other transactions contemplated hereby (the "Company's Shareholders' Approval"); and (ii) the
Board of Directors of the Company shall recommend (which recommendation shall not be withdrawn) and declare advisable such approval and the Company shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. Investor agrees to cooperate in all reasonable respects with the Company in the Company's efforts to obtain the Company Shareholders' Approval.

                                  ARTICLE VII

                                INDEMNIFICATION

     7.1 Indemnification by the Company. The Company shall indemnify, defend, and hold harmless Investor, its directors and officers and any person or entity which controls Investor against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and

                              Page 30 of 62 Pages
deficiencies, including interest, penalties, and reasonable attorneys' fees, that Investor shall incur or suffer, that arise, result from, or relate to any breach of, or failure by the Company to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Company under this Agreement.

     7.2 Indemnification by Investor. Investor shall indemnify, defend, and hold harmless the Company, its directors and officers and any person or entity which controls the Company against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that the Company shall incur or suffer, that arise, result from, or relate to any breach of', or failure by Investor to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Investor under this Agreement.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Initial Closing, whether before or after approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company;

     (a) by mutual consent of the Company and Investor in a written instrument, if the Board of Directors of the Company and the Board of Directors of the General Partners of the Investor each so determines by a vote of a majority of the members of its entire Board;

     (b) by either the Company or Investor upon written notice to the other party if (i) any Requisite Regulatory Approval shall have been denied and the time for an appeal or petition for reconsideration expires without such appeal or reconsideration having been granted or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by the Company or the Investor, on written notice to the other, if the transactions contemplated hereby shall not have been consummated on or before May 31, 1995, provided, however, the Company shall not have the right to terminate if failure of the Initial Closing to occur by such date shall be due to the failure of the Company to perform or observe the covenants and agreements

                              Page 31 of 62 Pages
of the Company set forth herein;

     (d) by either the Company or Investor (i) if there has been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Initial Closing and which breach would have, individually or in the aggregate, a material adverse effect on the breaching party or upon the consummation of the transactions contemplated hereby, or (ii) if there is a failure of any condition to the obligation of such party to close set forth in this Agreement; provided, that such failure of condition is not caused by the breach of the party seeking to terminate; or

     (e) by either the Company or Investor if there shall have been a material failure to perform any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within twenty business days following receipt by the breaching part),' of written notice of such breach from the other party hereto.

     8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Investor as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the penultimate sentence of
Section 6.4 (including the Confidentiality Agreement), and Sections 8.3 and 9.8, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in -this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach or gross negligence in performing of any provision of this Agreement.

     8.3 Employees. Investor hereby warrants and agrees I-.hat if this Agreement is terminated and abandoned prior to the Initial Closing, it will not, during the one-year period following such termination and abandonment, directly or indirectly, solicit to leave the employment of the Company, or SDNB, any executive employee of the Company or SDNB as of the date of such termination or abandonment.

     8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension: Waiver. At any time prior to the Initial Closing Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or

                              Page 32 of 62 Pages
other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Survival of Warranties. The warranties, representations and covenants of the Company or Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Initial Closing for a period of two (2) years and shall in no way, be affected by any investigation of the subject matter thereof made by or on behalf of Investor or the Company.

     9.2 Successors and Assigns; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests; or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     9.3 Governing Law. This Agreement shall be governed[ by and construed under the laws of the State of California.

     9.4 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     9.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is

                              Page 33 of 62 Pages
to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To the Company:    SDNB FINANCIAL CORP.
                   1420 Kettner Boulevard San Diego, CA 92112

                   Attention: Murray L. Galinson, President and Chief Executive Officer

With a Copy to:    Sherman & Eggers, P.C.
                   350 West Ash Street, Suite 1100 San Diego, CA 92101

                   Attention: Lawrence M. Sherman, Esq.

To the Investor:   WHR Management Corp.
                   767 Third Avenue
                   New York, New York 10017

                   Attn: James Heffernan, President

With a Copy to:    Anderson Kill Olick & Oshinsky, P.C.
                   1251 Avenue of the Americas New York, NY 10020

                   Attention: Michael W. Stamm, Esq.

     9.7 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Investor agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which Investor or any of its officers, partners, employees or representatives is responsible.

     The Company agrees to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, partners, employees or representatives is responsible.

     9.8 Expenses. Irrespective of whether the Initial Closing is effected, the Company shall pay all costs and expenses of Investor with respect to the negotiation, execution, delivery and performance of this Agreement, except that if this Agreement is terminated by Investor due to a Burdensome Condition, the Company shall have no obligation to pay such costs and expenses if Requisite Regulatory Approval could have been obtained on the basis of the commitments negotiated with the staff of the Federal Reserve prior to the execution of this Agreement.

                              Page 34 of 62 Pages

     9.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and[ the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     9.10 Publicity. Except as otherwise required by law or the rules of the National Association of Securities Dealers, neither the Company nor Investor shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall. not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                    Company:

                                    SDNB FINANCIAL CORP., a
                                    California Corporation

                                    By:/s/ Murray L. Galinson
                                       -----------------------------
                                       Murray L. Galinson, President

                                    Investor:

                                    WHITMAN HEFFERNAN & RHEIN WORKOUT FUND II,
                                    L.P.

                                    By: WHR Management Corporation, its
                                    general partner

                                    By:/s/ James P. Heffernan
                                       -----------------------------
                                       James P. Heffernan, President

                                    WHITMAN HEFFERNAN & RHEIN WORKOUT
                                    FUND II-A, L.P.

                                    By: WHR Management Corporation, its
                                        general partner

                                    By:/s/ James P. Heffernan
                                       -----------------------------
                                       James P. Heffernan, President

                              Page 35 of 62 Pages

                                LIST OF EXHIBITS

Schedule I-       Allocation of Shares

Disclosure Schedule

Exhibit A -       Outstanding Options under the Company's Stock Option Plans

Exhibit B -       Form of Opinion of Sherman & Eggers, P.C.

Exhibit C -       Registration Rights Agreement

Exhibit D -       Form of Opinion of Anderson Kill Olick & Oshinsky, P.C.

                              Page 36 of 62 Pages

                                   SCHEDULE I

                                                                 Percentage
Investors                                                        Allocation
- ---------                                                        ----------

Whitman Heffernan & Rhein Workout Fund II, L.P.                   70.28214%

Whitman Heffernan & Rhein Workout Fund II-A, L.P.                 29.71786%

                              Page 37 of 63 Pages

                              Disclosure Schedule

                            Stock Purchase Agreement

Para, no,
- ---------

     2.3       Subsidiaries:

               The Company is 50% owner and general partner of San Diego National Bank Building Joint Venture and general partner and 24.4% owner of Kettner Building Associates, Ltd., the limited partnership which owns the remaining 50% of San Diego National Bank Building Joint Venture.

     2.5 Creation of a reserve above the amount currently contemplated in connection with the Pioneer Liquidating Corporation matter described in Sec. 2.17(a) below.

     2.5(3)    Potential adverse change resulting from Mesa loan.

     2.5(5)    The Company has adopted FAS No. 115 effective January 1, 1994.

     2.5(6) The investment portfolio is revalued, as necessary, in accordance with the requirements of FAS No. 115.

     2.6 Creation of a reserve above the amount currently contemplated in connection with the Pioneer Liquidating Corporation matter described in Sec. 2.17(a) below.

     2.17      Litigation:

          a) San Diego National Bank is a defendant in an action entitled Pioneer Liquidating Corporation, et al, v. San Diego Trust and Savings Bank, et al., United States District Court, Southern District of California, Case No. 94-361-SPK (BTM)

          b) San Diego National Bank is a defendant in an action entitled Vakhshour v. Gardality et al., San Diego Superior Court Case No. 668862.

          c) Richard Riel Elizabeth Riel v. Miles Grant, et al., San Diego Superior Court Case No. 676462

                              Page 38 of 62 Pages

     2.21      Agreements with Bank Regulators:

               The Company has signed a Memorandum of Understanding with the Federal Reserve Bank of San Francisco dated November 20, 1992.

               San Diego National Bank has signed a Memorandum of Understanding with the Comptroller of the Currency dated June 1, 1994.

               Virtually all regulatory examinations result in a commitment letter which is superseded by a subsequent commitment letter or memorandum of understanding. The memoranda cited above represented the latest agreements with the respective regulatory authorities.

                              Page 39 of 62 Pages